Exhibit (d)(4) Amendment to Advisory Agreement between the Registrant and FBR Fund Advisers, Inc.

Exhibit (d)(4)

AMENDMENT TO

 INVESTMENT ADVISORY AGREEMENT

 between

 THE FBR FUNDS

 and

 FBR FUND ADVISERS, INC.

Effective February 28, 2007, the following amendment is hereby made to the Investment Advisory Agreement dated February 27, 2004 by and between FBR Fund Advisers, Inc. (the "Adviser") and The FBR Funds which may issue one or more series of shares of beneficial interest (the "Trust").

1.          Schedule A of the Agreement shall be amended to include the FBR Pegasus Mid Cap Fund and FBR Pegasus Small Cap Fund.

Schedule A

Name of Fund	Fee*

FBR Large Cap Financial Fund	0.90%
FBR Small Cap Financial Fund	0.90%
FBR Small Cap Fund	0.90%
FBR Large Cap Technology Fund	0.90%
FBR Small Cap Technology Fund	0.90%
FBR Pegasus Fund	0.90%
FBR Pegasus Mid Cap Fund	0.90%
FBR Pegasus Small Cap Fund	0.90%

* As a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.

WITNESS:	THE FBR FUNDS, on behalf of the Funds listed on Schedule A, individually and not jointly

/s/ Kristin E. Swiderski	By: /s/ Kimberly J. Bradshaw

WITNESS:	FBR FUND ADVISERS, INC.

/s/ Winsor H. Aylesworth	By: /s/ David H. Ellison